Pricing Supplement No. 1671C
To underlying supplement No. 1 dated October 1, 2012,
product supplement C dated September 28, 2012,
prospectus supplement dated September 28, 2012
and prospectus dated September 28, 2012
Registration Statement No. 333-184193 Dated December 14, 2012; Rule 424(b)(2)
Deutsche Bank AG, London Branch
$15,000,000 Notes Linked to a Basket of Equity Indices due December 20, 2022
General
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The notes are designed for investors who seek a return of 104.00% of the appreciation, if any, of a basket of unequally weighted equity indices. If the Final Basket Level is equal to or less than the Initial Basket Level, investors will receive only the Minimum Payment Amount, equal to the principal amount of the notes, at maturity. The notes do not pay interest or dividends over the ten-year term. Any Payment at Maturity, including payment of the Minimum Payment Amount, is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG due on December 20, 2022.
•	Minimum denominations of $1,000 (“Principal Amount”) and integral multiples of $1,000 in excess thereof.
•	The notes priced on December 14, 2012 (the “Trade Date”) and are expected to settle four business days later on December 20, 2012 (the “Settlement Date“).
Key Terms
Issuer:	Deutsche Bank AG, London Branch.
Issue Price:	100% of the Principal Amount.
Term:	10 years
Basket:	The notes are linked to a weighted basket consisting of the S&P 500® Index, the MSCI EAFE® Index and the Russell 2000® Index (each, a “Basket Index” and collectively the “Basket Indices”).
Basket Index	Ticker Symbol	Index Weighting	Initial Index Level†
S&P 500® Index (the “S&P Index”)	SPX	55%	1,413.58
MSCI EAFE® Index (the “EAFE Index”)	MXEA	30%	1,586.21
Russell 2000® Index (the “Russell Index”)	RTY	15%	823.75

Minimum Payment Amount	100% of the Principal Amount
Payment at Maturity:
At maturity, for each $1,000 Principal Amount of notes, you will be entitled to receive a cash payment of $1,000 plus the Additional Amount, which may be zero.
Any Payment at Maturity, including payment of the Minimum Payment Amount, is subject to the credit of the Issuer.

Additional Amount:	The Additional Amount will be equal to the greater of (a) zero and (b) $1,000 x (Basket Return x Upside Leverage Factor).
Basket Return:	Final Basket Level – Initial Basket Level Initial Basket Level
Upside Leverage Factor:	104.00%
Initial Basket Level:	100
Final Basket Level:	The Final Basket Level will be calculated on the Final Valuation Date as follows:
100 × [1 + (S&P 500® Index Return x 55%) + (MSCI EAFE® Index Return x 30%) + (Russell 2000® Index Return x 15%)]
where, the return for each Basket Index is the percentage change from the applicable Initial Index Level to the applicable Final Index Level, calculated as follows:
Final Index Level – Initial Index Level Initial Index Level
Initial Index Level	For each Basket Index, the Index closing level on the Trade Date, as set forth in the table above
Final Index Level	For each Basket Index, the Index closing level on the Final Valuation Date
Trade Date:	December 14, 2012
Settlement Date:	December 20, 2012
Final Valuation Date††:	December 14, 2022
Maturity Date††:	December 20, 2022
Listing	The notes will not be listed on any securities exchange.
CUSIP / ISIN:	25152R AT 0 / US25152RAT05
††	Subject to postponement as described under “Description of Securities – Adjustment to Valuation Dates and Payment Dates” in the accompanying product supplement.
Investing in the notes involves a number of risks. See “Risk Factors” beginning on page 7 in the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-3 of this pricing supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Max. Total Discounts, Commissions and Fees(1)	Minimum Proceeds to Us
Per Note	$1,000.00	$5.00	$995.00
Total	$15,000,000.00	$51,000.00	$14,949,000.00
(1)	For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” in this pricing supplement.
The agent for this offering is our affiliate. For more information, please see “Underwriting (Conflicts of Interest)” in this pricing supplement.
The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$15,000,000.00	$2,046.00
Deutsche Bank Securities
December 14, 2012

ADDITIONAL TERMS SPECIFIC TO THE NOTES

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You should read this pricing supplement together with underlying supplement No. 1 dated October 1, 2012, product supplement C dated September 28, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these notes are a part and the prospectus dated September 28, 2012. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement No. 1 dated October 1, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005120/crt_dp33209-424b2.pdf

•	Product supplement C dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005091/crt_dp33018-424b2.pdf

•	Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

•	Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

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All references to “Basket Index” and “Basket Indices” in this pricing supplement shall be deemed to refer to “Basket Component” and “Basket Components”, respectively, as defined in the accompanying product supplement.

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in this pricing supplement and “Risk Factors” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. We will notify you in the event of any changes to the terms of the notes, and you will be asked to accept such changes in connection with your purchase of any notes. You may also choose to reject such changes, in which case we may reject your offer to purchase the notes.

What Is the Payment at Maturity on the Notes Assuming a Range of Performances for the Basket?

The table below illustrates the Payment at Maturity per 1,000 Principal Amount of notes for a hypothetical range of performances for the Basket from -100.00% to +100.00% and reflects the Upside Leverage Factor of 104.00%. The following results are based solely on the hypothetical examples cited. The actual Payment at Maturity applicable to a purchaser of the notes will be based on the Final Basket Level on the Final Valuation Date. You should consider carefully whether the notes are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Hypothetical Final Basket Level	Basket Return (%)	Additional Amount ($)	Payment at Maturity ($)	Return at Maturity (%)
200.00	100.00%	$1,040.00	$2,040.00	104.00%
175.00	75.00%	$780.00	$1,780.00	78.00%
160.00	60.00%	$624.00	$1,624.00	62.40%
150.00	50.00%	$520.00	$1,520.00	52.00%
140.00	40.00%	$416.00	$1,416.00	41.60%
135.00	35.00%	$364.00	$1,364.00	36.40%
130.00	30.00%	$312.00	$1,312.00	31.20%
125.00	25.00%	$260.00	$1,260.00	26.00%
110.00	10.00%	$104.00	$1,104.00	10.40%
105.00	5.00%	$52.00	$1,052.00	5.20%
100.00	0.00%	$0.00	$1,000.00	0.00%
95.00	-5.00%	$0.00	$1,000.00	0.00%
90.00	-10.00%	$0.00	$1,000.00	0.00%
75.00	-25.00%	$0.00	$1,000.00	0.00%
50.00	-50.00%	$0.00	$1,000.00	0.00%
45.00	-55.00%	$0.00	$1,000.00	0.00%
25.00	-75.00%	$0.00	$1,000.00	0.00%
0.00	-100.00%	$0.00	$1,000.00	0.00%

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the returns set forth in the table above are calculated.

Example 1: The level of the Basket increases 10.00% from the Initial Basket Level of 100.00 to the Final Basket level of 110.00. Because the Final Basket Level is greater than the Initial Basket Level, the investor receives a Payment at Maturity of $1,105.00 per $1,000 Principal Amount of notes, calculated as follows:

Payment at Maturity = $1,000 + Additional Amount
$1,000 + ($1,000 x [Basket Return x Upside Leverage Factor])
$1,000 + ($1,000 x [10.00% x 104.00%]) = $1,104.00

Example 2: The Final Basket Level is equal to the Initial Basket Level of 100.00. Because the Final Basket Level is equal to the Initial Basket Level, the Basket Return is 0.00% and the Additional Amount is $0.00. Accordingly, the investor receives a Payment at Maturity of $1,000.00 per $1,000 Principal Amount of notes.

Example 3: The level of the Basket decreases 20.00% from the Initial Basket Level of 100.00 to the Final Basket level of 80.00. Because the Final Basket Level is less than the Initial Basket Level, the Additional Amount is equal to $0.00. The investor receives a Payment at Maturity of $1,000.00 per $1,000 Principal Amount of notes.

Selected Purchase Considerations

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PRESERVATION OF CAPITAL AT MATURITY – You will be entitled to receive at least 100% of the Principal Amount of your notes provided that you hold the notes to maturity, regardless of the performance of the Basket. Because the notes are our senior unsecured obligations, any Payment at Maturity, including payment of the Minimum Payment Amount, is subject to the credit of the Issuer.

•	RETURN LINKED TO THE PERFORMANCE OF A WEIGHTED BASKET OF COMPONENTS – The return on the notes is linked to a basket consisting of the S&P 500® Index, the MSCI EAFE® Index and the Russell 2000® Index.

The S&P 500® Index

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500® Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time as compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. This is just a summary of the S&P 500® Index. For more information on the S&P 500® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The S&P Dow Jones Indices – The S&P 500® Index” in the accompanying underlying supplement No. 1 dated October 1, 2012.

The MSCI EAFE® Index

The MSCI EAFE® Index was developed by Morgan Stanley Capital International Inc. (“MSCI”) and is calculated, maintained and published daily by MSCI, through numerous data vendors, on the MSCI website and every 60 seconds during market trading hours on Bloomberg Financial Markets and Reuters Limited. The MSCI EAFE® Index is intended to provide performance benchmarks for 22 developed equity markets in Europe, Australasia and the Far East, namely those of Australia, New Zealand, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom. This is just a summary of the MSCI EAFE® Index. For more information on the MSCI EAFE® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The MSCI Indices – The MSCI EAFE® Index” in the accompanying underlying supplement No. 1 dated October 1, 2012.

The Russell 2000® Index

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. The Russell 2000® Index measures the composite price performance of stocks of approximately 2,000 companies domiciled in the U.S. and its territories and consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index represents approximately 10% of the total market capitalization of the Russell 3000® Index. This is just a summary of the Russell 2000® Index. For more information on the Russell 2000® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The Russell Indices – The Russell 2000® Index” in the accompanying underlying supplement No. 1 dated October 1, 2012.

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TAXED AS CONTINGENT PAYMENT DEBT INSTRUMENTS — In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, the notes will be treated for U.S. federal income tax purposes as “contingent payment debt instruments.” Under this treatment, regardless of your method of accounting, you will be required to accrue interest in each year on a constant yield to maturity basis at the “comparable yield,” as determined by us, although we will not make any payment on the notes until maturity. Any income recognized upon a taxable disposition of the notes generally will be treated as interest income for U.S. federal income tax purposes.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the notes.

We have determined that the comparable yield is 1.642% per annum, compounded quarterly. Based on our determination of the comparable yield, the “projected payment schedule” for each $1,000 note Principal Amount consists of a single payment at maturity equal to $1,103.31. Neither the comparable yield nor the projected payment constitutes a representation by us regarding the actual amount that we will pay on a note.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the notes.

For a discussion of certain German tax considerations relating to the notes, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser concerning the application of U.S. federal income tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdictions.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket or the Basket Indices or in any of the components underlying the Basket Indices. In addition to these risk considerations, you should review the “Risk Factors” section of the accompanying product supplement

Risks Relating to the Notes

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THE YIELD ON THE NOTES MAY BE ZERO AND MAY BE LESS THAN THE YIELD ON TRADITIONAL DEBT SECURITIES — You will realize a positive return on the notes only if the Final Basket Level is greater than the Initial Basket Level. Even if the return on the notes is positive, such return may not be sufficient to compensate you for any opportunity cost, taking into account factors relating to the time value of money over the term of the notes.

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NO PERIODIC INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component stocks underlying the Basket Indices would have.

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CREDIT OF THE ISSUER — The notes are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the notes, including any Payment at Maturity and payment of the Minimum Payment Amount, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking our credit risk will likely have an adverse effect on the value of the notes. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the notes, and in the event Deutsche Bank AG were to default on its payment obligations, you might not receive any amount owed to you under the terms of the notes and you could lose your entire initial investment.

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CHANGES IN THE VALUE OF THE BASKET INDICES MAY OFFSET EACH OTHER — Price movements in the Basket Indices may not correlate with each other. At a time when the level of one or more Basket Indices increases, the level of one or more other Basket Indices may not increase as much or may decline. Therefore, in calculating the Basket Return, increases in the level of one or more Basket Indices may be moderated, offset or more than offset by lesser increases or declines in the level of one or more other Basket Indices.

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THE BASKET INDICES ARE UNEQUALLY WEIGHTED — The Basket Indices are unequally weighted. Accordingly, performances by the Basket Indices with higher weightings will influence the Payment at Maturity to a greater degree than the performances of Basket Indices with lower weightings. If one or more of the Basket Indices with higher weightings perform poorly, that poor performance could negate or diminish the effect on the Payment at Maturity of any positive performance by the lower-weighted Basket Indices.

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THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RATE RISK — Because the EAFE Index consists of securities denominated in foreign currencies, changes in currency exchange rates may negatively impact the returns of the EAFE Index. Of particular importance to currency exchange rate risk are:

• existing and expected rates of inflation;

• existing and expected interest rate levels;

• political, civil or military unrest;

• the balance of payments between countries; and

• the extent of governmental surpluses or deficits in the countries represented in the EAFE Index and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries represented in the EAFE Index, the United States and other countries important to international trade and finance. The exposure to exchange rate risk may result in reduced returns to the EAFE Index and therefore have an adverse impact on the value of the notes.

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THE NOTES ARE SUBJECT TO NON-U.S. SECURITIES MARKETS RISK — Because the EAFE Index includes component securities that are issued by non-U.S. companies in non-U.S. securities markets, the notes are subject to non-U.S. securities markets risk. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Finally, it will likely be more costly and difficult to enforce the laws or regulations of a non-U.S. country or exchange.

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PAST PERFORMANCE OF THE BASKET INDICES OR COMPONENT STOCKS OF THE BASKET INDICES IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Basket Indices or component stocks of the Basket Indices over the term of the notes, as well as the amount payable at maturity, may bear little relation to the historical levels of the Basket Indices or component stocks of the Basket Indices, and may bear little relation to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Basket Indices or component stocks of the Basket Indices.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the Payment at Maturity described in this pricing supplement is based on the full Principal Amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, the price, if any, at which we will be willing to purchase the notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you.  The notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your notes to maturity.

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THE NOTES WILL NOT BE LISTED, AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The notes will not be listed on any securities exchange. There may be little or no secondary market for the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes when you wish to do so or at a price advantageous to you. Deutsche Bank AG and its affiliates intend to act as market makers for the notes but are not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the notes. If, at any time, Deutsche Bank AG or its affiliates do not act as market makers, it is likely that there would be little or no secondary market for the notes.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE NOTES — While we expect that, generally, the levels of the Basket Indices on any day will affect the value of the notes more than any other single factor, the value of the notes will also be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility of each Basket Index;

•	the time remaining to maturity of the notes;

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the market price and the dividend rate on the component stocks of the Basket Indices (while not paid to holders of the notes, dividend payments on the component stocks of the Basket Indices may influence the market price of the component stocks of the Basket Indices and the market value of options on the component stocks of the Basket Indices and, therefore, affect the value of the notes);

•	interest rates and yields in the market generally and in the markets of the component stocks underlying each Basket Index;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Basket Indices or markets generally;

•	the composition of the Basket Indices and any changes to the component stocks underlying the Basket Indices;

•	supply and demand for the notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE NOTES —We or one or more of our affiliates expect to hedge our exposure from the notes by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Basket Indices and make it less likely that you will receive a positive return on your investment in the notes. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the notes declines. We or our affiliates may also engage in trading in instruments linked to the Basket Indices on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Basket Indices. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the notes. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies relating to the notes.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE BASKET TO WHICH THE NOTES ARE LINKED OR THE VALUE OF THE NOTES — Deutsche Bank AG, its affiliates and agents may publish research from time to time on financial markets and other matters that could adversely affect the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the notes. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the notes and each Basket Index to which the notes are linked.

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OUR ACTIONS AS CALCULATION AGENT AND OUR HEDGING ACTIVITY MAY ADVERSELY AFFECT THE VALUE OF THE NOTES — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. The calculation agent will determine, among other things, the Final Basket Level, the Basket Return and the amount that Deutsche Bank AG will pay you at maturity. The calculation agent will also be responsible for determining whether a market disruption event has occurred. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. The determination of a market disruption event by the calculation agent could adversely affect the amount of payment you receive at maturity.

Historical Information

The first three graphs below show the historical performance of each of the Basket Indices from December 14, 2007 through December 14, 2012. The closing level of the S&P 500® Index on December 14, 2012 was 1,413.58. The closing level of the MSCI EAFE® Index on December 14, 1012 was 1,586.21. The closing level of the Russell 2000® Index on December 14, 2012 was 823.75. The fourth graph below shows the retrospective performance of the Basket from December 14, 2007 through December 14, 2012, calculated by setting the level of the Basket on December 14, 2012 equal to 100.

We obtained the various Basket Index closing levels below from Bloomberg, and we have not participated in the preparation of, or verified, such information. The historical levels of each Basket Index should not be taken as an indication of future performance of the relevant Basket Index, and no assurance can be given as to the Final Basket Level or Basket Return. We cannot give you assurance that the performance of the Basket will result in a positive return on your investment.

Historical Performance of the MSCI EAFE® Index

3,000
2,500
2,000
1,500
1,000
500
0
Index Closing Level
Dec-07
Dec-08
Dec-09
Dec-10
Dec-11
Dec-12

Source: Bloomberg

Historical Performance of the Russell 2000® Index

1,000
900
800
700
600
500
400
300
200
100
0
Index Closing Level
Dec-07
Dec-08
Dec-09
Dec-10
Dec-11
Dec-12

Source: Bloomberg

Supplemental Underwriting Information (Conflicts of Interest)

Deutsche Bank Securities Inc. (“DBSI”), acting as agent for Deutsche Bank AG, will receive a selling concession in connection with the sale of the notes of up to 0.50% or $5.00 per $1,000 Principal Amount of notes. DBSI may pay referral fees of up to 0.50% or $5.00 per $1,000 Principal Amount of notes to certain other broker dealers. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

DBSI, the agent for this offering, is our affiliate. In accordance with Rule 5121 of the Financial Industry Regulatory Authority Inc. (FINRA), DBSI may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

Settlement

We expect to deliver the notes against payment for the notes on the Settlement Date indicated above, which will be the fourth business day following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the notes more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Validity of Notes

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the notes offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the trustee pursuant to the senior indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated as of September 28, 2012, filed as an exhibit to the letter of Davis Polk & Wardwell LLP, and this opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the senior indenture and its authentication of the notes and the validity, binding nature and enforceability of the senior indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP dated September 28, 2012, which has been filed as an exhibit to the registration statement referred to above.